Exhibit 10.93

ANDEAVOR SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
AMENDED AND RESTATED EFFECTIVE AUGUST 1, 2017

ANDEAVOR SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN
PREAMBLE
The principal objective of this Supplemental Executive Retirement Plan (the "Plan") is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives. The Plan was designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above. Effective January 1, 2015, this Plan is frozen to new participants. The Plan is intended to conform to the requirements of Section 409A of the Code, together with the Regulations, and is intended to qualify as an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries. The Plan is hereby amended and restated, effective August 1, 2017, to reflect a change in the name of the Company and to make such other changes deemed appropriate.
SECTION I
DEFINITIONS
1.1    "Account Balance" means:
The notational account established under this Plan for each Participant and maintained according to the provisions set forth herein. The Participant's Account Balance is a recordkeeping account only, and does not represent a statement of the interest of the Participant in actual assets of the Plan.
A Participant's Account Balance, including Interest Credits, Contribution Credits and other adjustments, shall be determined in the same manner as a Participant's

"Account Balance" (as such term is defined in the Pension Plan) is determined under applicable provisions of the Pension Plan, unless otherwise set forth herein.
1.2    "Affiliate" means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase "at least 50%" shall be substituted for the phrase "at least 80%" as used therein.
1.3    "Aggregated Plan" means all agreements, methods, programs and other arrangements that are aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
1.4    "Basic Compensation" means "Basic Compensation" (as such term is defined in the Pension Plan), but determined without regard to any dollar limits on compensation imposed by the Code.

1.5    "Beneficiary" means the person or legal entity designated in writing by a Participant to receive, after his death, any death benefits provided by the Plan. If no designation is in effect under this Plan at the time of the Participant's death, or if no designated person shall survive the Participant, the Beneficiary shall be determined under the beneficiary default provisions set forth in the Pension Plan.
1.6    "Board" means the Board of Directors of the Company.
1.7    "Change in Control" means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company's common stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Company or a Subsidiary thereof or any employee benefit plan sponsored by Company or a Subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13c-3 under the Securities Exchange Act of 1934) of securities of Company representing 35 percent or more of the combined voting power of Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board for election by Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
1.8    "Chief Executive Officer" means the Chief Executive Officer of the Company.
1.9    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
1.10    "Committee" means the Compensation Committee of the Board or such other committee designated by the Compensation Committee of the Board to discharge the duties of the Committee hereunder.
1.11    "Company" means, prior to August 1, 2017, Tesoro Corporation, a Delaware corporation, and, effective August 1, 2017, Andeavor, a Delaware corporation, or any successor thereto.
1.12    "Contribution Credit" means the amount credited as of each Contribution Valuation Date to the Account Balance of each Participant, which amount shall equal the product determined by multiplying the Participant's Basic Compensation for that portion of the calendar quarter ending on such Contribution Valuation Date during which the Participant is eligible to participate in the Plan by the Contribution Credit Rate, but reduced by the contribution credits, if any, credited on behalf of the Participant for the same period under the Pension Plan and the Restoration Plan.
1.13    "Contribution Credit Rate" means the percentage of the Participant's Basic Compensation utilized to determine the Participant's Contribution Credit, which percentage shall equal fifteen percent (15%) unless another percentage is established by the Committee.
1.14    "Contribution Valuation Date" means the "Contribution Valuation Date" (as such term is defined in the Pension Plan).
1.15    "Disabled" or "Disability" means a physical or mental condition of the Participant the occurrence of which has entitled the Participant to benefits under the long-term disability plan of the Company or an Affiliate.
1.16    "Distribution Schedule" means the method of distribution elected (or deemed elected) by a Participant, which method may be either a lump sum payment or an annuity, pursuant to which distribution of the Participant's benefit hereunder shall be made or shall commence. Such election shall be made at the time and in the manner described in Section 2.2 hereof and shall be subject to the provisions thereof.
1.17    "Early Retirement Date" means the date on which a Participant has either: (i) both attained age 55 and is credited with at least 5 years of Service or (ii) attained age 50 and is credited with at least eighty (80) points, with points credited for this purpose by adding the aggregate of a Participant's age and Service, each of which shall be determined in years and completed months rather than completed years only, and including "deemed years of age" granted pursuant to an employment agreement, change in control agreement, separation agreement or any other agreement between a Participant and the Company or an Affiliate.
1.18    "Interest Credit" means the amount of interest credited to the Account Balance of each Participant as of each Interest Valuation Date, which amount shall be determined by applying the Interest Credit Rate to the Participant's Account Balance, based on the methodology specified in the Pension Plan.
1.19    "Interest Credit Rate" means the "Interest Credit Rate" (as such term is defined in the Pension Plan).
1.20    "Interest Valuation Date" means the "Interest Valuation Date" (as such term is defined in the Pension Plan).
1.21    ""Participant" means an officer of the Company or an Affiliate with the title of Senior Vice President or above who is recommended for participation by the Chief Executive Officer and approved by the Compensation Committee of the Board as eligible to participate.

1.22    "Pension Plan" means, prior to August 1, 2017, the Tesoro Corporation Retirement Plan and, effective August 1, 2017, the Andeavor Pension Plan, as may be amended from time to time.
1.23    "Plan" means, prior to August 1, 2017, the Tesoro Corporation Supplemental Executive Retirement Plan, and, effective August 1, 2017, the Andeavor Supplemental Executive Retirement Plan, effective August 1, 2017, as may be amended from time to time.
1.24    "Regulations" means the Treasury Regulations promulgated under the Code.
1.25    "Restoration Plan" means, prior to August 1, 2017, the Tesoro Corporation Restoration Retirement Plan and, effective August 1, 2017, the Andeavor Restoration Pension Plan, as may be amended from time to time.
1.26    "Retirement" means a Participant's Separation from Service on or after the earlier of: (i) his Early Retirement Date or (ii) a Change in Control.
1.27    "Retirement Date" means the date of a Participant's Retirement.
1.28    "Separation from Service" means a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company and its Affiliates to 20% or less of the average level of bona fide services performed by the Participant for the Company and its Affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates for fewer than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Section 409A of the Code and the Regulations promulgated thereunder.
1.29    "Service" means a Participant's "Vesting Service," as such term is defined in the Pension Plan, but calculated in years and completed months rather than completed years only, and including "deemed service" granted pursuant to an employment agreement, change in control agreement, separation agreement or any other agreement between a Participant and the Company or an Affiliate.
1.30    "Subsidiary" means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.
1.31    "Vested Account Balance" means that portion of a Participant's Account Balance that has vested in accordance with the provisions of this Section. A Participant shall be one hundred percent (100%) vested in his or her Account Balance upon such Participant's Early Retirement Date or, if earlier, upon the earliest of such Participant's death, Disability or a Change in Control.

The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.
SECTION II
ELIGIBILITY FOR BENEFITS
2.1    Eligibility to Receive Benefits. Each Participant is eligible to receive a benefit under this Plan upon his Retirement. Such benefit shall commence as provided in Section III hereof. Except as provided in Section IV hereof, no benefit is payable hereunder in the event of a Participant's Separation from Service prior to Retirement.
2.2    Form of Benefit. Each Participant may, within thirty (30) days of the date on which he is notified of his eligibility to participate in the Plan, irrevocably elect the Distribution Schedule pursuant to which benefits hereunder will be paid, subject to the restrictions of the Plan. The Participant's election shall become effective immediately following the Committee's receipt of the Participant's executed participation agreement. A Participant's failure to elect a Distribution Schedule in accordance with this Section 2.2 shall be deemed an election by the Participant to receive his benefits hereunder in the form of a single lump sum distribution. The Participant's election (or deemed election) shall become irrevocable as of the last day of the 30-day period during which the Participant is permitted to make an election in accordance with this Section 2.2, except as provided below. If a Participant has timely elected an annuity form of payment, the benefit determined under this Plan will be paid in the form of a single life annuity, payable for the Participant's lifetime, unless, prior to the date on which an annuity payment has been made, and within the time and in the manner determined by the Committee, the Participant elects an actuarially equivalent life annuity, within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations. Subject to the preceding sentence, actuarially equivalent life annuities, including the conversion of the amount of a Participant's Vested Account Balance to a single life annuity, shall be calculated by using the applicable actuarial assumptions set forth in the Pension Plan. The actuarially equivalent life annuity forms available hereunder shall be those forms of life annuity set forth in the Pension Plan as in effect on the date of the Participant's Separation from Service.
2.3    Forfeiture of Benefit. Notwithstanding anything herein to the contrary, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder, engages in competition with the Company (without prior authorization given by the Committee in writing) or is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, payments thereafter payable hereunder to such Participant or such Participant's Beneficiary will, at the discretion of the Committee, be forfeited and the Company will have no further obligation hereunder to such Participant or Beneficiary.
SECTION III
RETIREMENT BENEFIT
The retirement benefit payable under this Plan will equal the Participant's Vested Account Balance, determined as of the Payment Date, as such term is defined below, and payable in the form determined under the provisions of Section 2.2 hereof. Retirement benefits shall commence, or in the case of a lump sum payment, be distributed in full on the first day of the seventh (7th) calendar month (the "Payment Date") beginning after the Participant's Retirement Date. Benefits payable in the form of an annuity will continue to be paid on the first day of each succeeding month. The last such payment will be on the first day of the month in which the retired Participant dies unless another annuity form of payment that contemplates payments made subsequent to the Participant's death is elected in accordance with Section 2.2.
SECTION IV
PRE-RETIREMENT DEATH BENEFIT AND DISABILITY BENEFIT
4.1    Pre-Retirement Death Benefit. If a Participant should die prior to Retirement while in the active employment of the Company or an Affiliate and eligible to participate hereunder, such Participant’s Beneficiary will receive the amount of the Participant's Vested Account Balance, determined as of the date of distribution hereunder. A Beneficiary's pre-retirement death benefit will be payable in the form determined under the provisions of Section 2.2 hereof; provided, however, that if a Participant has timely elected an annuity form of payment, the pre-retirement death benefit will be paid in the form of a single life annuity, payable for the Beneficiary's lifetime, unless, prior to the date on which an annuity payment has been made, and within the time and in the manner determined by the Committee, the Beneficiary elects an actuarially equivalent life annuity, within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations. Subject to the preceding sentence, actuarially equivalent life annuities shall be calculated by using the applicable actuarial assumptions set forth in the Pension Plan. The actuarially equivalent life annuity forms available hereunder shall be those forms of life annuity set forth in the Pension Plan as in effect on the date of the Participant's death. Distribution of a Participant's pre-retirement death benefit will commence or, in the case of a lump sum payment, will be made in full within sixty (60) days of the date of the Participant's death.
4.2    Disability Benefit. In the event a Participant becomes Disabled while in the active employment of the Company or an Affiliate and eligible to participate hereunder, he shall be entitled to receive the amount of his Vested Account Balance, determined as of the date of distribution hereunder, and payable in the form determined under the provisions of Section 2.2 hereof. Disability benefits shall commence, or in the case of a lump sum payment, be distributed in full on the first day of the month following the date on which such Participant has both attained the age of sixty-five (65) and is credited with at least five (5) years of Service. Contribution Credits and Interest Credits shall continue to be credited on behalf of the Participant to the date of distribution, based upon the Basic Compensation of the Participant had he remained in active employment until such date and continued at the same rate of Basic Compensation until that date. Notwithstanding the foregoing, no Participant shall be entitled to Contribution Credits after the date on which such Participant is no longer considered Disabled. Benefits payable in the form of an annuity will continue to be paid on the first day of each succeeding month. The last such payment will be on the first day of the month in which the Participant dies unless another annuity form of payment that contemplates payments made subsequent to the Participant's death is elected in accordance with Section 2.2.
SECTION V
CLAIMS PROCEDURES

5.1    Claims for Benefits. The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant with the first 90-day period), either allow or deny the claim in writing.
A denial of a claim by the Committee, wholly or partially, shall be written in a manner intended to be understood by the claimant and shall include:
(a)    the specific reasons for the denial;
(b)    specific reference to pertinent Plan provisions on which the denial is based;
(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.
5.2    Appeal Provisions. A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.
The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner intended to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons.
SECTION VI
MISCELLANEOUS

6.1    Termination and Amendment of Plan. The Board, or its delegate, may, in its sole discretion, terminate, suspend or amend this Plan at any time, in whole or in part. However, the termination, amendment or suspension of this Plan will not operate to decrease the benefit of (i) a retired Participant, (ii) a Participant who has a Vested Account Balance, or (iii) a Beneficiary who is entitled to receive a pre-retirement death benefit hereunder. Notwithstanding the foregoing, the Plan shall automatically terminate, without further action of the Company, upon Insolvency of the Company. For this purpose, Insolvency shall mean the inability of the Company to continue as a going concern.
To the extent provided by the Board or its delegate, the Plan may be liquidated following a termination under any of the following circumstances:
(a)    the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b)    the termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a change of control within the meaning of Section 409A of the Code; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced such change of control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;
(c)    the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company's financial health; (2) the Company terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Company irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Company does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Company irrevocably takes all action necessary to terminate and liquidate the Plan.
6.2    Compliance with Section 409A. Notwithstanding any provision of the Plan to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code, regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.

6.3    Permitted Adjustments to Distribution Dates. Notwithstanding any provision hereunder to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 6.3, be paid prior to or later than the date on which they would otherwise be paid to the Participant.
(a)    Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant's benefit hereunder is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Section 409A of the Code or the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the portion of his or her benefit required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Section 409A of the Code or the Regulations.
(b)    Distribution Necessary to Satisfy Applicable Tax Withholding. If the Company is required to withhold amounts to pay the Participant's portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount of the Participant's benefit hereunder or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
(c)    Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Company reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment of such benefit hereunder until the earliest date at which the Company reasonably anticipates that the making of such payment would not cause such violation.
(d)    Delay for Insolvency or Compelling Business Reasons. In the event the Company determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of such benefits until the first calendar year in which the Company notifies the Committee that the payment of benefits would not have such effect.
(e)    Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of Sections III and IV hereunder; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant's death, the Participant's Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to the Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

(f)    No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.
6.4    Liability for Benefits. The Company shall be liable for all benefits due the Participants under the Plan. It is intended that this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
6.5    Unfunded Plan. The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Under all circumstances the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors and judgment creditors of the Company. Though the Company may establish or become a signatory to a rabbi trust to accumulate assets to help fulfill its obligations, the Plan and any trust created, shall not create any lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any asset held by the Company, contributed to any trust created, or otherwise be designated to be used for payment of any of its obligations created in this agreement. No specific assets of the Company have been or will be set aside, or will be transferred to a trust or will be pledged for the performance of the Company's obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Company. Under all circumstances, the rights of the Participants to the assets held in a rabbi trust, if any, created with respect to the Plan shall be no greater than the rights expressed in this Plan. Nothing contained in the trust agreement which creates any such rabbi trust shall constitute a guarantee by the Company that the amounts transferred by it to the trust shall be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of judgment and/or general creditors should the Company become insolvent or bankrupt. Any trust agreement established with respect to the Plan must specifically set out these principles so it is clear in the trust agreement that the Participants are only unsecured general creditors of the Company with respect to their benefits under the Plan.
6.6    No Additional Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of this Plan.
6.7    Assignment and Alienation. No benefit under this Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.
6.8    Administration and Delegation. The Committee may adopt rules and regulations to assist it in the administration of the Plan and may delegate such of its duties hereunder as it may deem advisable.

6.9    Construction. This Plan is established under and will be construed according to the laws of the State of Texas.
6.10    Effective Date. The effective date of this amended and restated Plan, as signed this 17th day of August, 2017, is August 1, 2017.
ANDEAVOR
By: /s/ Kim K.W. Rucker
Kim Rucker
Executive Vice President, General Counsel and
Secretary

4850-1749-9166v.9